Exhibit 10.5

B&R Technology Merger Corp.

2300 West Sahara Avenue

Las Vegas, NV 89102

July 20, 2026

Jess Enterprises, Inc.

B&R Technology Sponsor LLC (Cayman)

Authentic Holdings, LLC

c/o Jess Enterprises, Inc.

2300 West Sahara Avenue

Las Vegas, NV 89102

Re:	Administrative Services and Indemnification Agreement

Ladies and Gentlemen:

This letter agreement by and between B&R Technology Merger Corp. (the “Company”), B&R Technology Sponsor LLC (Cayman) (the “Sponsor”), Authentic Holdings, LLC, a member of the Sponsor (“Authentic”), and Jess Enterprises, Inc., a Delaware corporation (the “Services Provider”), an affiliate of the Sponsor dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Stock Market LLC (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (“Business Combination”) and the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) The Services Provider shall make available (or cause other persons to make available) to the Company, at 2300 West Sahara Avenue, Las Vegas, NV 89102 (or any successor location of the Services Provider), certain office space, administrative and shared personnel support services support as may be reasonably required by the Company. As reimbursement therefor, the Company shall pay the Services Provider (and the Services Provider will receive on behalf of itself or, to the extent it causes another person to make support available to the Company, as nominee on behalf of such other person) the sum of $20,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date.

(ii) To the fullest extent permitted by applicable law, the Company hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable law) the Sponsor, Authentic, and their respective directors, officers, employees, principals, managers, partners, members, shareholders, equityholders, control persons, affiliates, agents, advisors, consultants and representatives (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by the Company or any third party, whether civil, criminal, administrative or investigative in nature, arising out of or relating to the initial public offering of the Company’s securities or the Company’s operation or conduct of the Company’s business (including the Company’s Business Combination), in respect of any investment opportunities sourced by the Sponsor, Authentic, and their respective affiliates for the Company or and/or any claim against a Sponsor Indemnitee alleging any expressed or implied management or endorsement by such parties of any of the Company’s activities or any express or implied association between such parties and the Company or any of its affiliates (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between the Company and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and the Company shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third party beneficiaries of this paragraph. Notwithstanding anything to the contrary herein, the provisions of this paragraph shall survive the Company’s consummation of a Business Combination.

(iii) Each of the Services Provider, the Sponsor and Authentic hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that the Services Provider may assign this letter agreement, in whole or in part, to Sponsor or any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sponsor without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

B&R Technology Merger Corp.

By:	/s/ David York
Name:	David York
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Jess Enterprises, Inc.

By:	/s/ Jimmy Fang
Name: Jimmy Fang
Title: Manager

AGREED TO AND ACCEPTED BY:

B&R Technology Sponsor LLC (Cayman)

By:	/s/ Steven Fletcher
Name: Steven Fletcher
Title: Authorized Signatory

AGREED TO AND ACCEPTED BY:

Authentic Holdings LLC

By:	/s/ Steven Fletcher
Name: Steven Fletcher
Title: Authorized Signatory

[SIGNATURE PAGE TO ADMINISTRATIVE SUPPORT AGREEMENT]